UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 16, 2015

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)
(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On November 16, 2015, the Board of Directors of ICU Medical, Inc. (the “Company”) authorized the Company to close its Vrable, Slovakia manufacturing facility for greater efficiency in utilization of its Ensenada, Mexico facility. The Slovakia facility closure will impact approximately 265 employees. The expected completion date for the closure will be during the third quarter of 2016.
The Company estimates that the Slovakia facility closure will result in a pre-tax restructuring charge to earnings of approximately $3.4 million, of which approximately $1.3 million is for costs for severance, retention, and other employee related assistance and approximately $2.1 million in other exit costs associated with the closure of the facility. These pre-tax charges are expected to be recorded primarily during the fourth quarter of 2015. Net cash outlays related to these actions are expected to be approximately $3.3 million to $5.7 million, substantially all of which is expected to be paid during fiscal 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2015

    ICU MEDICAL, INC.

    /s/ SCOTT E. LAMB
    Scott E. Lamb
    Secretary, Treasurer and Chief Financial Officer